EXHIBIT 4.1



    Number                                             Shares


    -----------                                        ------------


                                EDG Capital, Inc.
                   AUTHORIZED COMMON STOCK: 50,000,000 SHARES
                           PAR VALUE: $.001 PER SHARE


THIS CERTIFIES THAT  _____________________________________________ IS THE RECORD
HOLDER  OF   _________________________________   Shares  of  EDG  CAPITAL,  INC.
transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

     Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


Dated: ___________________










_____________________  [Corporate Seal]  _____________________
      SECRETARY                               PRESIDENT